CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer MidCap Fund:

We consent to the incorporation by reference of our report on the financial statements of Oppenheimer MidCap Fund dated December 16, 2008 in the Combined Prospectus and Proxy Statement and in the Statement of Additional Information, which are part of this Registration Statement on Form N-14 of Oppenheimer Discovery Fund.

                         KPMG LLP

Denver, Colorado

April 29, 2009